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                                                                   EXHIBIT 10.35

                                    AGREEMENT

     This Agreement (this "Agreement") is entered into as of the 5th day of June, 2004, by and among West Virginia PCS Alliance, L.C., Virginia PCS Alliance, L.C. (collectively, "NTELOS"), and Horizon Personal Communications, Inc., as debtor-in-possession ("Horizon").

     WHEREAS, NTELOS and Horizon entered into a Network Services Agreement, dated as of August 12, 1999, as amended (the "NSA");

     WHEREAS, Horizon, Horizon PCS, Inc. and Bright Personal Communications, Inc. (collectively, the "Horizon Parties") filed for protection under Chapter 11 of the United States Bankruptcy Code on August 15, 2003 (the "Chapter 11 Case") in the United States Bankruptcy Court for the Southern District of Ohio (the "Bankruptcy Court");

     WHEREAS, the Horizon Parties filed a motion in the Chapter 11 Case to reject the NSA, with such rejection to be effective upon the closing of a series of transactions (the "Sprint Transaction") contemplated by a Settlement Agreement and Mutual Release, dated as of May 12, 2004, by and among the Horizon Parties and Sprint Corporation and several of its affiliated companies (the effective date of such closing, the "Rejection Date");

     WHEREAS, the parties hereto are the parties to an arbitration proceeding pending before the American Arbitration Association (the "AAA"), in Atlanta, Georgia (the "Arbitration Proceeding"), whereby the parties are seeking, among other things, a determination by the arbitrator as to the appropriate pricing for services rendered by NTELOS pursuant to the NSA from January 1, 2004 through the Rejection Date;

     WHEREAS, upon the terms and conditions herein and subject to approval of the Bankruptcy Court, the parties desire to release and settle all post-petition disagreements and claims between the parties which relate to the period of August 15, 2003 through the Rejection Date, including without limitation the parties' disagreements with respect to the pricing and payment terms for all services rendered by NTELOS pursuant to the NSA from January 1, 2004 through the Rejection Date.

     NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

     1. Payment for 2004 Services. Subject to Section 6 below, the parties hereby agree that the total monthly payment due from Horizon to NTELOS for each calendar month in 2004 (through the Rejection Date) shall be $3,866,700 (the "Monthly Settlement Amount"), for all voice, data and other services rendered by NTELOS
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pursuant to the NSA, and all other charges billed by NTELOS to Horizon, in each such calendar month. The payment of such amounts by Horizon shall be made or credited as set forth below:

          (a) January and February Services. The parties agree that the amounts paid by Horizon to NTELOS on or about March 10, 2004 and April 10, 2004 constitute payment in full of the Monthly Settlement Amount for the months of January and February 2004.

          (b) March Services. Horizon has forwarded a payment of $3,866,700 for March services under the NSA. Upon NTELOS' receipt of such payment, Horizon will have satisfied the Monthly Settlement Amount for March services.

          (c) April and May Services. Horizon represents that, pursuant to its current Cash Collateral Order in the Chapter 11 Case, it has the right to make a payment of $3,866,700 on each of June 10, 2004 and July 10, 2004 to NTELOS with respect to the services rendered by NTELOS in April and May. Horizon agrees that it shall make each of such two payments to NTELOS on such dates, as payment of the applicable Monthly Settlement Amounts, notwithstanding that the Rejection Date may occur prior to such payments.

          (d) June Services. Horizon agrees to use its best efforts to seek a new Cash Collateral Order from the Bankruptcy Court which would approve the payment for June services on July 30, 2004. The amount to be paid for June services shall be equal to the product of (a) the number of days that elapse from June 1, 2004 through the Rejection Date, multiplied by $128,890, representing the appropriate Monthly Settlement Amount for the partial month of June 2004.

     2. Remedies for Non-Payment. Subject to Section 6 below, in the event that Horizon fails to pay the Monthly Settlement Amount for either March services or April services when due in accordance with this Agreement, NTELOS shall have the right, in addition to all other rights and remedies which it may have at law, in equity or otherwise, to assert in an appropriate court proceeding, arbitration proceeding or otherwise that the amount due for the services rendered by NTELOS during the period from January 1, 2004 through the Rejection Date should be an amount higher than the Monthly Settlement Amount. Subject to Section 6 below in the event that Horizon fails to pay the Monthly Settlement Amount for either May services or June services when due in accordance with this Agreement, NTELOS shall have the right, in addition to all other rights and remedies which it may have at law, in equity or otherwise with respect to such non-payment, to assert in an appropriate court proceeding, arbitration proceedings or otherwise that the amount due for the services rendered by NTELOS during the monthly period subject to such non-payment (but no other months) should be an amount higher than the Monthly Settlement Amount. NTELOS shall also have the right to assert that any such non-payment will constitute an administrative claim in the Chapter 11 Case. Horizon agrees that such non-payment will constitute an allowed administrative claim in the Chapter 11 Case and will support such payment amount.


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     3. Arbitration Proceeding. Subject to Section 6 below, Horizon and NTELOS agree that, promptly after execution of this Agreement, they will notify the AAA of the parties' agreement to stay all proceedings regarding a determination of the 2004 rates under the NSA and any other claims before the AAA arising from post-petition matters. The parties agree that such stay will not stay, delay or otherwise affect the parties' demands, claims and defenses with respect to pre-petition matters, including without limitation (a) Horizon's claim for the refund of amounts which it alleges were unauthorized charges by NTELOS and (b) NTELOS' claim for unpaid invoices for pre-petition voice services, it being the intent and agreement of the parties that this Agreement shall not affect, delay or impair any pre-petition claims that one party hereto may have against another.

     4. Releases.

          (a) NTELOS Release. Subject to Section 6 below, each of Virginia PCS Alliance, LC and West Virginia PCS Alliance, LC, on its behalf and on behalf of all of its affiliates, hereby releases and forever discharges the Horizon Parties, and each of their respective officers, directors, shareholders, members, employees, agents, attorneys, professional advisors and representatives (the "Horizon Released Parties") from all liabilities, claims, attorneys' fees, damages, injuries, causes of action, and losses of any kind that NTELOS ever had, now has, may assert or may in the future claim to have against any of the Horizon Released Parties by reason of any act, failure to act, occurrence or event occurring from and after August 15, 2003 through the date of this Agreement which relates to or arises from the NSA or the parties' obligations or operations thereunder, including without limitation all claims for payments relating to data, voice and other services rendered from and after August 15, 2003 and all breach, damage or other claims arising from or relating to Horizon's rejection of the NSA (collectively, the "NTELOS Claims"); provided, however, that NTELOS does not release any claims arising out of a breach of the obligations or covenants contained in this Agreement.

          (b) Horizon Release. Subject to Section 6 below, Horizon, on its behalf and on behalf of all of its affiliates, hereby releases and forever discharges NTELOS and each of their respective officers, directors, shareholders, members, employees, agents, attorneys, professional advisors and representatives (the "NTELOS Released Parties") from all liabilities, claims, attorneys' fees, damages, injuries, causes of action, and losses of any kind that Horizon ever had, now has, may assert or may in the future claim to have against any of the NTELOS Released Parties by reason of any act, failure to act, occurrence or event occurring from and after August 15, 2003 through the date of this Agreement which relates to or arises from the NSA or the parties' obligations or operations thereunder, including without limitation all claims for refunds of payments relating to data, voice and other services rendered from and after August 15, 2003 (collectively, the "Horizon Claims"; together with the NTELOS Claims, collectively referred to as the "Released Claims"); provided, however, that Horizon does not release


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any claims arising out of a breach of the obligations or covenants contained in this Agreement.

          (c) Full Settlement. Subject to Section 6 below, and except as expressly provided in this Section 4, this Agreement constitutes the complete compromise, settlement, accord and satisfaction of all of the Released Claims. No party will (i) commence or in any manner seek relief against another party in any suit or proceeding based upon any Released Claim, or (ii) become a party to any suit or proceeding arising from or in connection with an attempt by or on behalf of any third party to enforce or collect an amount based on any Released Claim.

          (d) No Admission. It is expressly understood and agreed that this Agreement is a compromise of disputed claims and that the execution of, making of payments under, and performing of obligations under this Agreement are not to be construed as an admission of liability on the part of any party.

     5. Covenants. Subject to Section 6 below, in return for the payment obligations of Horizon set forth herein, NTELOS agrees that (a) it will not object to, challenge, appeal or take any action with respect to the Orders entered by the Bankruptcy Court in connection with the court hearing in the Chapter 11 Case conducted on June 1, 2004, (b) it consents to the rejection of the NSA, effective as of the Rejection Date, (c) it will continue to provide service under the NSA in the ordinary course of business, consistent with past practice through and including the Rejection Date. Subject to Section 6 below, in return for the acceptance by NTELOS of the payments set forth herein, Horizon agrees that it will conduct its business in the markets covered by the NSA in the ordinary course of business, consistent with past practice through and including the Rejection Date. Each party agrees that no party will have any obligations under the NSA relating to periods after the Rejection Date. Horizon agrees to consider in good faith a means to accelerate the timing of the payment for the June services, consistent with the then current Cash Collateral Order.

     6. Bankruptcy Court Approval. Within two business days of the execution of this Agreement, Horizon will file the necessary Motion to seek approval of this Agreement by the Bankruptcy Court. If, at the court hearing which addresses the Motion, the Bankruptcy Court fails or declines to approve this Agreement, the covenants contained in Sections 1, 2, 4 and 5 shall be null and void and of no further force and effect; provided, however, that (a) NTELOS shall, subject to clause (b) below, be entitled to retain the payments it received under this Agreement, (b) both parties shall reserve all post-petition rights and claims, including without limitation Horizon's right to seek a refund of the payments made hereunder, and (c) either party may, by written notice to AAA and to the other party, terminate the stay in the Arbitration Proceedings relating to post-petition claims.

     7. Miscellaneous. This Agreement is not intended to constitute an assumption of the Agreement pursuant to Section 365 of the Bankruptcy Code or a new contract between the parties, and each party specifically acknowledges that nothing in


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this Agreement shall affect any pre-petition claim which the other party may have against such party arising out of the NSA or the provision of services under the NSA, including, without limitation, the provision of voice services or services for the transmission of text or other data messages. Each of the Horizon Released Parties and NTELOS Released Parties are intended to be third party beneficiaries of this Agreement and have the right to assert the provisions hereof in any legal proceedings.


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, through their duly authorized officers, as of the date first written above.

HORIZON PERSONAL COMMUNICATIONS, INC.   WEST VIRGINIA PCS ALLIANCE, L.C.


By:                                     By:
    ---------------------------------       ------------------------------------
Name:                                   Name:
      -------------------------------         ----------------------------------
Its:                                    Its:
     --------------------------------        -----------------------------------


                                        VIRGINIA PCS ALLIANCE, L.C.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Its:
                                             -----------------------------------


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